CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We consent to the incorporation by reference in Registration Statement No. 333-108997, 333-44034, and 33-47656 of the Procter & Gamble Company on Form S-8 of our report dated September 25, 2015 appearing in this Annual Report on Form 11-K of The Procter & International Stock Ownership Plan for the year ended June 30, 2015.

/s/Deloitte & Touche LLP
Deloitte & Touche LLP

Cincinnati, Ohio
September 25, 2015